UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C., 20549

	                 Form 10SB  12g/A
                        Amendment 2
              GENERAL FORM FOR REGISTRATION OF
             SECURITIES OF SMALL BUSINESS ISSUERS
Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934

CAPITAL CONNECTION, INC.
------------------------------------------------------------
(Name of Small Business Issuer in its charter)

DELAWARE             	             52-2177271
-----------------------------     --------------------------
(State or other jurisdiction of    (IRS Employer Identification
 incorporation or organization)     no.)

 1301 Seminole Blvd, Suite 170, Largo, FL     33770
---------------------------------------------   ------------
(Address of Principal Office)                    (Zip)

Issuer's telephone number:  (800) 344-5428

Securities to be registered pursuant to 12(b)of the Act.

Title of each class           Name of each exchange on which
                                            registered
None

Securities to be registered pursuant to 12(g) of the Act.

Title of each class   Name of each exchange on which
                      registered
Common Voting Stock		None

Item 101:
        DESCRIPTION OF BUSINESS

     A.  Business Development:
       -----------------------------

     Capital Connection, Inc. ("CCI" or the "Company") is a financial services company operating in the United States.
The Company through its network and indirect business partners, originates, sells and services loans to businesses. The Company generates small ticket leases (generally between $5,000 and $225,000) and although it has yet to enter into a lease agreement, in excess of $225,000 it has the capability to extend into middle market leasing (generally between $225,000 and $1,000,000) for the acquisition of business equipment.

	CCI was originally formed as a sole-proprietorship in May 1998. The Company was later incorporated on February 28, 1999 under the laws of the State of Delaware. It has not merged with nor acquired other business entities, although it may chose to do so in the future. The Company has not undergone any bankruptcies, or any other similar proceedings, nor has it purchased or sold any material assets outside of its normal business practice.

     The Company was organized to create and develop a financial service network on the Internet, which will serve as a "one-stop" site to link consumers (borrowers) with businesses (lenders) to meet their financial needs.

     The Company operates a web site to match lenders and borrowers, and is currently funding, for the calendar year 2002, eight hundred thousand ($800,000)dollars in equipment leasing. Approximately seven hundred thousand ($700,000) dollars are funded through "matching services," which include a number of banks and leasing companies.
In addition, the Company is servicing one hundred thousand ($100,000) dollars as self-funded leases.

     The Company's customers consist of small to mid-size businesses. These customers come to CCI via the telephone, mail and Web site seeking financing from various financial institutions that have traditionally provided such services. These borrowers include businesses with credit ratings ranging from excellent to impaired or unsubstantiated.

    While approximately ninety (90%) of the Company's borrowers would be considered excellent credit risks. It is important to note, however, that the term "excellent credit" varies by lender and fluctuates interest rates. Many lenders require small businesses to provide other "collateral" than the equipment being leased. Additionally, it opens the opportunity for small businesses, which may not qualify otherwise to take advantage of tax laws that favor leasing over ownership

     In addition to its self-funded leases, the Company provides a matching service by connecting borrowers with a variety of lending and financial services institutions. CCI offers, for the first time, the opportunity to create a marketplace for secured services between individuals and businesses. This activity has traditionally taken place as face-to-face transactions. These markets in the past have been limited to regionalized financing sources, and ultimately limit the business owners' financing opportunities. It is the Company's intent to broaden the financing marketplace so that the business owner will truly have an opportunity for an unlimited array of financial options. In addition to providing funding to lease equipment, the Company plans for the future include providing businesses with services such as lines of credit, mortgages and factoring agreements.


     B.  BUSINESS OF THE ISSUER
        ------------------------------

                B.1 Industry Background

     Equipment financing has emerged, as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically to meet their equipment needs. By not only offering traditional services but also adding the capability to have on-line financing available, the Company opens the door at a worldwide level. International Data Corporation ("IDC") estimates that the number of Web users will grow from approximately 69 million worldwide in 1997 to approximately 320 million worldwide by the end of 2002. This growth is expected to be driven by the large and growing number of personal computers ("PC's") installed in homes and offices, the decreasing cost of PC's, easier, faster and less expensive access to the Internet, improvements in network infrastructure, the proliferation of Internet content, the increasing familiarity and acceptance of the Internet by both businesses and individual consumers. The Internet possesses a number of unique characteristics that differentiate the Internet from traditional media; users communicate or access information without geographic or temporal limitations; allows for instantaneous interaction with a single individual or with entire groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow rapidly.

     The growing adoption of the Internet represents an enormous opportunity for businesses to conduct commerce. While companies initially focused on facilitating and conducting transactions between businesses over the Internet, a number of companies more recently have focused on facilitating a wide variety of business-to-consumer transactions. Typically these companies use the Internet to offer standard products and services that can be easily described with graphics and text and do not necessarily require physical presence to complete purchases, such as books, CD's, videocassettes, automobiles, home loans, airline tickets, online banking and stock trading. The Internet gives these companies the opportunity to develop one-to-one relationships with customers worldwide from a central location without having to make the significant investments required to build a number of local retail presences, manage a distribution infrastructure or develop the printing and mailing infrastructure associated with traditional direct marketing activities. While companies have generally focused on applying these benefits in business-to-business and business-to-consumer transactions, the
Company believes that by applying the same techniques to financing, a significant market opportunity exists to facilitate business-to-business and business-to-consumer financing over the Internet.

            Products and Services

      CCI's secured on line Web site provides equipment lease services to small and medium businesses. When visitors come to the Web site, they are provided with a listing of categories to better help pinpoint their needs. After choosing a category they are brought to a Web page with listings of companies that provide the specific services required by the business owner.
For example, when a client visits the Company's Web site seeking funding for an equipment lease, they are instructed to click on "Equipment Lease Financing" as the category on the Web page, that action takes them to a new Web page dedicated to the various types of equipment loans, such as $1 buyout or fair-market value leases. The customer will then choose the appropriate subcategory, and be immediately taken to an application to be filled out and then processed by the Company for credit approval.

     Currently, the Company provides the following service on its web site:

     Equipment Lease Financing:
   ------------------------------
     According to Manifest Funding Services, the equipment leasing industry has grown to over $100 billion a year industry.
CCI through its Global E-Commerce financial network offers lease financing. The Company links leasing companies ("lenders") to businesses. These transactions take place on a secure platform enabling safe, timely and cost effective transactions on-line.

   As the Company grows, it plans to provide products such as the following:

    Business Loans
  --------------------------------
     The Company will focus marketing efforts on attracting small businesses that do not meet all of the credit criteria of commercial banks and other such lending institutions. In turn, the Company will provide a listing of non-conventional lenders who will give secured business loans. The security for these loans may include real property, personal guarantees, pledges of securities, assignments of contracts, inventories and life insurance policies.

     B. 2 Marketing and Distribution
          -------------------------------
     While the Company is currently servicing approximately one hundred thousand ($100,000) dollars in equipment leasing financing that it is self-servicing, the core business of CCI is marketing other companies' financial services to clients who contact the Company on the phone or visit its on-line Web site or physical location. Establishing this Internet market presence is accomplished through the use of collaborating commerce and communications networks. The Company defines this as a "Single Platform Solution" for business-to-business commerce. Customers are provided with the capability to intelligently manage and market their services both locally and internationally.
The use of this network technology also allows customers of CCI to interact with their clients and other businesses in a rich multimedia environment.

    Integrated markets allows the Company to connect seamless networks to markets, market to mediums, and mediums to people at every level, anywhere and at anytime. This kind of marketing allows previously local products and services to be marketed nationally, even worldwide, for a fraction of the cost associated with traditional advertising. This model of marketing incorporated into simple everyday methods allows the Company to help customers market their financial services, which in turn helps CCI develop a greater market presence.

     B.  2A Key Partners and Strategic Alliances
        --------------------------------------------
     A key component to the success of the Company's endeavor will be to establish relationships with companies that will offer lease funding services. Through its relationship with Capital
Leasing Corporation, the Company has begun to collaborate with leading brand name financial services providers. The Company believes these collaborations will help the Company gain market presence and allow the Company to continue to grow.

     The Company believes that developing a commerce network with brand name providers will allow the Company to gain instant credibility as well as to leverage its market presence and financial service expertise. This type of marketing should benefit both the Company and its partners on a continuous basis.

     Print Advertising: CCI will use the expertise of its management to deploy an advertising campaign through printed text. The Company believes that traditional advertising is still effective and will help in its push to gain market presence. Because of management's background in the advertising industry, this marketing method will be transacted in house, which will result in reduced operating costs.

     Electronic Commerce Marketing: One of the Company's most innovative forms of marketing will be on-line. This type of advertising can be accomplished at little to no cost in some instances. The Company plans to use E-mail and Usenet.

     E-mail is a system of the Internet whereby people send private messages to one another around the world or across the street. It is fast, efficient and best of all, free.

     Usenet ("News, Newsgroups, User Groups") is a sub-network that evolved out of the need for people to communicate with each other about topics of interest. There are certain restrictions to advertising on the Usenet that do not exist on the World Wide Web. Not withstanding, the Usenet if properly used can be a powerful marketing tool.

    Media Center (Television and Radio): Media relations planning and purchasing will be managed at this center. All media for CCI will be run exclusively from this center. The Company believes that a television and radio marketing campaign will greatly enhance the Company's market acceptance and help establish instant credibility amongst its peers.


     Sales Promotions and Direct Marketing: This segment will feature individuals trained in sales and direct mail techniques. Segmentation and database marketing will be centered in this department.

	Public Relations Center: Corporate and public relations will play a direct role in the Company's success. For that reason, this center will be responsible for handling all publicity for the Company and its management. This center will also serve as liaison between the Company and the brokerage community.

   Trade & Industry Publication: The Company will develop a marketing campaign in conjunction with chambers of commerce and other trade organizations. CCI will seek cooperation with these publications to advertise at no cost or a discounted rate on the Company's Web site in return for reduced rate advertising in their publications.

     Much of the Company's sources for the marketing efforts described above come from cooperative marketing agreements with the Company's funding sources. The company whose services are marketed on the Company's web site pays for direct mail, television, print or radio advertising that not only includes promotional information about their company but also about
CCI. To date, the Company has used Internet banner ads, and direct mail as its primary promotional activity.

     B. 3    Status
           -----------------
     The Company has no other products or services, which have been publicly announced.

     The Company currently operates its Web site at www.capital4u.com. The Web site is active and provides services in the areas of Equipment Leasing financing, stock quotes, and investment publications. Of these services only Equipment

Leasing financing is income generating, stock quotes and investment news and information is "fill" content that is often of interest to corporate financial professionals. The Company provides this information in the hopes of attracting these professionals and to provide an incentive for them to regularly visit the web site.


     B. 4 Competition
          -------------------
     The market for financial services is rapidly evolving and intensely competitive. The Company currently competes with a number of other companies. The Company's direct competitors include various financial service companies i.e. Citi-Corp, GE Capital, American Express, along with a number of other bank's and financial institutions. The Company potentially faces competition from a number of large on-line communities and services that have expertise in developing on-line commerce and facilitating on-line person-to-person interaction. Certain of these competitors, including Amazon.com, America On Line, Inc., and Microsoft
Corporation, currently offer a variety of business to consumer financial services and classified advertising services. Competitive pressures created by any one of these companies, or by the Company's competitors collectively, could have a material adverse effect on the Company's business, its results of operations and financial condition.

     Because electronic commerce is a relatively inexpensive form of advertising it has become a very chaotic industry, searching for standards to build on.
The Company believes it can compete effectively by focusing on its concept of being a one stop financial solution on a secure platform.


     B. 5 Sources Service Providers
          -----------------------------
	The Company's provides financial services through an agreement with Capital Leasing, Corporation. Capital Leasing has financial brokerage agreements with: Manifest Funding
Services, Lyon Financial, Marlin Leasing, Plymouth Leasing,
 Pacific Financial, Perfect Capital and US Bank. The Company's agreement with Capital Leasing is included as an exhibit to this registration statement and provides the Company access to each of Capital Leasing's funding sources.


    B. 6   Customer Base
         -------------------------------

     The Company is not reliant on a limited customer base.
Company products are attractive to a broad base of businesses.
The Internet provides a broad based availability to reach large numbers of potential clients.

    The Company's prime customer base is comprised of small to mid-sized companies seeking lease financing. In a report prepared for the United States Small Business Administration by Joel
Popken and Company, December 14, 2001, Popken and Company states that small business accounted for 49% of the gross national product for that year, and further anticipates that this percentage will grow to 52% over the next year. Clearly this research commissioned by the US Small Business Administration indicates the breadth of the Company's target market of small and mid-sized companies.


    B. 7 Contracts
         ----------------------
      The Company has no patents. CCI has obtained a trademark of the name Capital Connection, Inc. The Company has no franchises, labor agreements or royalty agreements.
It leases its premises on a month-to-month basis.

   B. 8 Regulatory Requirements or Licensing.
        ---------------------------------------
     The Company does not need for governmental approval for any of its products and services. At present, the Company primarily matches service providers with potential customers although it it is providing nearly $100,000 in direct financial services.

    Many of the service provider companies do require various levels of regulation by federal, state and local agencies.
It is ultimately the responsibility of the user who purchases services from these organizations to insure that they are in compliance with these regulations.

     Due to the increasing popularity and use of the Internet and other on-line services, it is possible that a number of laws and regulations may be adopted with respect to the Internet and other on-line services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Although sections of the Communications Decency Act of 1996 ("CDA") that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Certain members of Congress have recently discussed proposing legislation that would regulate the distribution of "indecent" material on the Internet in a manner they believe would withstand constitutional challenges. The nature of such similar legislation and the manner in which it is interpreted and enforced cannot be fully determined and, therefore, legislation similar to the CDA could subject the Company and/or its customers to potential liability.

     In addition to the CDA, the Company voluntarily complies with the Internet Privacy Policy and the Federal Consumer Privacy Disclosure law. The Company has not yet made a determination if it will use its web site to post its annual report and proxy statement once it becomes a public entity.

    B. 9 Effect of Current or Future Regulation on the Company
        --------------------------------------------------------
     At the current time there are no governmental regulations that have an affect on the Company. The Company provides financing opportunities to match business owners with various financial service providers.

     Once a public company the Company will be required to report quarterly results (Form 10-Q), an annual report (Form 10-K), an annual preliminary and definitive proxy statement (Schedule 14a), as well as other public disclosures, such as the Form 8K with the Securities and Exchange Commission. While there are costs associated with these filings, the Company has yet to have been required to make any such filing and therefore is unable to determine the associated costs, although it recognizes these costs may be significant.


 B. 10 Researches and Development
        ---------------------------------

    The Company does not manufacture or develop any products.
It is a service company and therefore has no research and development costs to pass on to its customers.

  B. 11 Cost of Compliance with Government Regulation
         --------------------------------------------------

    The Company has no costs at this time in compliance with the various Internet regulations. The Company further anticipates that the cost of compliance with SEC disclosure requirements will be significant and will include legal fees, accounting fees, mailings and filing costs associated with making these disclosure's compatible with the Commissions electronic filing regulations.


  B. 12 Total Number of Employees
        -------------------------------------------------

    The Company currently has 5 full time and 2 part time employees.

   C.  REPORTING REQUIREMENTS TO SHAREHOLDERS

     CCI is currently not required to provide an annual report to its shareholders. However, the Company may voluntarily provide shareholders with an annual report, which would include audited financials.

     CCI is not required to file any reports with the Commission at this time. However, the public may read and copy this registration statement and any future filings that may become required upon the effectiveness of this registration statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The Company has filed this registration statement, and will file all future reports electronically, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
The Company's  web  site address is  www.capital4u.com.


Item 102:
         Description of Property

	The Company does not own any property other than business machines, computers and telephonic equipment. All of its equipment is in good working order. Its principal location, 1301
Seminole Blvd., Suite 170, Largo, Florida 33770 is rented.

     At the present time the Company has no investment policy with respect to any real estate transactions. Pursuant to the By-laws the Board of Directors has the sole discretion for any such investment without limitation. Any change in this regard would require the vote of the shareholders. While in the absence of a policy at the current time, potential conflicts of interest may arise, the company has no short-term plans for acquisition or lease of any real property and any such lease or acquisition requires the approval of the Board of Directors.

Item 103:
        Legal Proceedings

     There are no legal proceedings, pending or completed against the Company, its directors, executive officers, or of any business that any such person was a general partner or executive officer.

     None of the directors or executive officers has been convicted of any criminal offense (excluding traffic violations and other minor offenses) nor are any such proceedings pending in any court of competent jurisdiction.

     No executive officer or director has been the subject of any judgment or decree by any court of competent jurisdiction revoking, suspending or enjoining any such executive officer or director of the Company or otherwise limiting in any way the participation of such person in the total involvement of business, securities or banking activities.

    No executive officer or director has been found by any court of competent jurisdiction to have had violated a federal securities or commodities law, including any such finding by the Commission or Commodity Futures Trading Commission.


Item 2 Markets for Common Equity and Related
                       Shareholder's Matters

     Item 201: There is no public market at this time for the Company's securities. There is no guarantee that a public market will develop for the shares of Common Stock of the Company.

   The Company has 50,000,000 shares of common voting stock authorized. There are no preferred shares authorized at this time. Currently the issued and outstanding shares of common voting stock are 9,396,400. There are no options or warrants by which the Company is bound, requiring them to issue additional shares of common stock. Of the 9,396,400 shares issued and outstanding the total number of free trading shares is 9,123,800 and 272,600 are restricted pursuant to Rule 144.
The Company has 63 shareholders.

   The Company has not declared any dividends on its shares. The payment of dividends, if any, in the future, rests within the discretion of its Board of Directors. The Company has not declared cash dividends since its inception, and because it intends to reinvest any earning in the development of its business, it has no present intention of paying cash dividends on its Common Stock.

     Item 202.  Description of Securities

     The Company is authorized to issue 50,000,000 shares of Common Stock, $.00001 par value per share. Of this, 9,396,400 shares are currently issued and outstanding. Each outstanding share of Common Stock is entitled to one vote, in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders.

     The holders of Common Stock (i) have equal ratable rights to dividends, funds, legally available thereof, when, and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; and (iii) are entitled to one non-cumulative par share on all matters on which shareholders may vote at all meetings of the shareholders.

    All shares are non-assessable, with no personal liability attaching to the ownership thereof. The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all directors of the Company if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Management's Discussion and Analysis
Plan of Operation

     A.  Plan of Operation

      The Company's strategy over the next twelve 12 months will be to design a global commerce network to offer flexible in-depth financial services allowing businesses and consumers to seamlessly interact with them to meet their financial needs.

     The Company has developed a comprehensive marketing plan to market its Internet Web site. The Company plans to aggressively seek out key partners and strategic companies.


   B.  Management's Discussion of Current Financial Condition

          The Company's financial condition is such that it has just begun to generate sufficient revenues to support it operations throughout fiscal 2002, and management is confidently hopeful that this trend will continue into the future.

     The Company's operations resulted in a loss $430 less in fiscal year 2001 versus fiscal year 2000. Fiscal year 2001 also brought a significant increase in cash. This increase is the result of financing activities, which brought the Company $40,800 in cash through the sale of its common stock. This influx of cash represents an increase of $7,288 in cash and/or cash equivalents at the end of fiscal year 2001 versus end of fiscal year 2000, which had no cash and/or cash equivalents.

     Revenues for the fiscal year ending June 2000 were $17,260. The source of this income was commission fees paid to the Company for matching lenders and borrowers. Expenses for this fiscal year were $63,387. Start-up costs and administrative expense accounted for the bulk of these expenses.

     Commissions for the fiscal year 2001 declined by $6,377. The decline is attributable to management's focus during this period on developing additional relationships with potential lenders to participate with the Company. Additionally, the Company became more attentive to the need to hire appropriate personnel and find more suitable office space. All of this resulted in a lessening of sales efforts. While revenues decreased the Company significantly decreased its administrative costs resulting in a reduction in operating expenses of $6,447, to $56,940 for the fiscal year.

     The reduction in operating expenses was sufficient to offset the loss in revenues for the fiscal year, although the Company experienced a loss for the year.

     The Company still faces very real challenges both quantitatively and qualitatively as it attempts to grow its business. The Company may incur significant expense due to changes in Internet infrastructure, improvements to software, and telecommunications technology. These expenses, should any of these events occur, would be temporary and, in all likelihood, eventually result in improving the services of the Company. In addition, the Company is directly affected by the general health of the overall economy and by prevailing interest rates.
In a weak economy, small business growth is more likely to be curtailed. Small businesses are the primary target market of the Company. High interest rates may also discourage small businesses from expanding, or replacing and upgrading equipment resulting in a restricted market environment for the Company.

	During the interim period following the end of its 2002 fiscal year, the Company has begun to experience sufficient cash flow from operations
and   restructuring to sustain itself. Further reductions in administrative expense, along with increased sales have resulted in the improvement of cash flow.
Total sales revenues increased by $42,706.00 from the end of fiscal year 2001 from $11,243.00 to $53,949.00 for the nine month period ending
March 2002.

     The increase in sales revenue is attributable to the Company's efforts, through its agreement with Capital Leasing Corporation, to recruit additional lenders to its list of service providers including US Bancorp, Financial Pacific, Marlin Leasing and Pawnee Financial.

     While the Company believes this increase in cash and/or cash equivalents, makes seeking additional funding from outside sources unnecessary for the balance of 2002 and beyond, a related party continues to be willing to provide paid-in capital, if required.

In order to meet the requirements of its business plan, the Company may need to raise additional capital beyond operational needs. If such a need arises, the Company plans to do so through private and public sources, banking and other credit institutions.

   For the short term, the Company plans to issue stock for professional services where appropriate as long the Company is able to negotiate such payments for these services. Under no circumstances, however, will the Company seek to enter into any such stock arrangement with its independent financial auditors.

   The Company's business is not seasonal, although in some respects the leasing of heavy equipment for the construction industry tends to be somewhat affected by seasonal trends.

     The Company Web site www.capital4u.com is developed and the Company does not anticipate the need for significant capital expenditures in the near or distant future. An advantage of Internet business relationships is its relatively low cost.

              Directors, Executive Officers, Promoters and
              Control Persons
            ------------------------------------------------

 The Board of Directors and officers of the Company are:


         Board of Directors

        Name          Age         Position
      -----------  ---------      --------------

Edward Gibbs           58      President, CEO,
Amy Teiken             35      Vice President Business Development
Richard Lishewski      37      Vice President Marketing
David Pierfy           36      CFO
Greg Augustyniak       44      Secretary and Director

  All directors of the Company hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. At this time, directors do not receive director's fees for serving on the Board of Directors of the Company.


Edward Gibbs: Director and Chief Executive Officer
------------
     Born in Columbus, Ohio, Mr. Gibbs holds two Bachelor's degrees in Fine Arts and Graphic Design from Columbus College of
Art and Design and the University of Cincinnati, as well as a Master's Degree from Syracuse University. He is experienced in retail business-to-business marketing, which includes having worked with Fortune 100 companies such as Libby Owens, Ltd., Chrysler, Manville, Owens Corning Fiberglass, and United States Gypsum. His history also reaches into the consumer and retail arena with Hanes, K-Mart, Champion Spark Plugs, Proctor & Gamble, Sears, Home Depot, Lotus, and Gingess Formal Wear. Mr. Gibbs has been an agency owner having built Ohio's eighth largest full service advertising and public relations firm with over 100 employees and $50 million in billings. Mr. Gibbs has received numerous awards, including "Clios" and recognition from art directors clubs from New York, Chicago, Detroit and Toledo. In 1995,
Mr. Gibbs was awarded a Business Marketing Pro-Com award for the best business Ad Campaign in America. In 1997, Promotions
Magazine selected his campaign for NASCAR racing and the Gilette Company as one of the top ten best campaigns of the decade. He has been Chief Executive Officer of the Company since its inception.

Amy Teiken:  Vice President Business Development and Director
-----------
     Ms. Teiken, a graduate of the University of Colorado at Boulder with a Bachelor's of Science degree in Business Administration, has spent the last five (5) years working in the industrial equipment commercial finance and leasing area. As Branch Credit Manager for Associates Commercial Corporation, Ms. Teiken manages the Denver Industrial
Equipment Regional Office's Credit Department, where she oversees the new business finance and lease application process as well as the department's human resources activities. Previously, she served as a District Sales Manager for Associates Commercial Corporation where she was responsible for industrial equipment loans and leases in Colorado and Wyoming. In this position, she increased territory revenue volume by 15 percent in a single year and increased market share by seven percent. She has also served as Portfolio Manager and Business Analyst.

Richard Lishewski:  Vice President Marketing and Director
------------------
     Mr. Lishewski is a graduate of Ohio State University with a Bachelor's Degree in Marketing; he is also a Certified Personnel
Consultant. He is Director of Recruiting for Price Waterhouse Coopers Management Consulting Services, where he is responsible for the development of e-business and enterprise resource planning.
Mr. Lishewski directs all e-business competitive sourcing efforts and coordinates e-business recruiting. Previously, Mr. Lishewski was a Senior Executive Recruiter for AIM Executive Inc., a Denver based human resources firm that provides executive search and recruitment services, professional contract staffing and services under the EnterChange brand, corporate, outplacement, and career management consulting. He developed new sales territories and accounts, achieved sales objectives which shortened the recruiting cycle by 30 percent and established long-term corporate client relationships which yielded a 97 percent customer retention rate. His prior experiences include First Investors' Corporation, where he opened and managed 100 active accounts that generated nearly $200,000 in commissions.

David Pierfy:  Chief Financial Officer and Director
-------------
     Mr. Pierfy was graduated from Syracuse University in May 1992 with a B.S. in Accounting. He worked at Price
Waterhouse LLP in New Jersey as an auditor from September 1992 until September 1995 participating in and conducting a variety of audits for clients that included Bristol Myers Squibb, Bethlehem Steel, Chase, and Datatflex. He received his CPA from the State of New Jersey in February 1995. In September 1995 he served as Chief Financial
Officer of Airship International Ltd. This position grew in scope and responsibility as Chief Financial Officer for Trans Continental Records, Inc., which handles all administrative and financial matters for Airship International, Chippendales, and several other affiliated companies. In October 1998, Mr. Pierfy formed Independent Management Services, Inc. This company provides business management services to small companies, particularly, entertainment-related ventures.

Gregory R. Augustyniak:  Secretary and Director
-----------------------
     Mr. Augustyniak graduated from the University of Toledo in 1989 with a degree in Finance. He moved to Chicago in 1990, where he began his career as a stockbroker. In 1992, Mr. Augustyniak took a position with Chatfield Dean & Co. as an assistant Compliance Officer and then as a Branch Compliance Officer in 1993 for their Denver, Colorado, branch. After serving as Branch Compliance Officer for the company's Irvine California branch, he took a position with Trans Continental Records in September 1995 as Director of Merchandising for a number of musical groups, including 'N Sync and the Back Street Boys.

     Currently none of the executive officers of the company are full-time employees, and do not receive any compensation from the company. It is anticipated that some will have an opportunity to become full-time employees during the fiscal year ending 2002.

     In addition to the Board of Directors, Sayid and Associates LLP serve as the Company's outside Counsel. Pursuant to its retainer agreement Sayid and Associates may acquire up to 4.9% of the common shares of the Company as payment for legal services rendered.


ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


(A) Security ownership of certain beneficial owners.

      1              2             3                    4
-------------  ------------------- ------------------   --
TITLE OF CLASS NAME AND ADDRESS    AMOUNT AND NATURE OF  %
               OF BENEFICIAL OWNER BENEFICIAL OWNERSHIP
------------  --------------------- ------------------  --
                Shelley Newman	 9,000,000        94.4
450:  Common  1290 Gulf Blvd. #1802
               Clearwater, Florida 33767             Individual
------------   --------------------------        -------------        --

	None of the officers or directors own stock in the Company, nor are there any contracts, options or warrants currently in place to provide them with equity ownership.

Note:

     Shelley Newman has preemptive rights to maintain her respective percentage of ownership in the Company in the event of any future issuance of stock. The effect of such provision is that as the founding shareholder has the right to anti-dilution measures by virtue of contract. All stock certificates issued shall bear a legend notifying current and prospective shareholders of the existence of this provision.

     The Company does not have any contracts or agreements with any promoters for the sale of their common equities. There are no agreements that would create a change of control in the company.

     There are no family relationships among the directors and officers.

                      Executive Compensation
                     -----------------------------

     The executives of the company currently serve with no compensation.


                    Certain Relationships and Related Transactions
                   -----------------------------------------------

     During the year ended June 30, 2000 certain officers of the Company contributed office and computer equipment to the Company having a fair value of $35,000 and the Company has recorded a liability to the officers in that amount. No interest or fixed repayment terms are associated with the liability.

     During the years ended June 30, 2000 and 2001, two full time employees of the Company paid expenses in behalf of the Company amounting to $13,310 and $15,429, respectively. The balance due to the employees as of June 30, 2001 for the expenses amounted to $28,739.

     The Company has not issued, either directly or indirectly, anything of value to any promoter, including money, shares, property, assets, contracts or options of any kind.

     The Company has not granted any material underwriting discounts or commissions upon the sale of securities to any party who was or is to be a principal underwriter or is controlling person or member of a firm that was to be a principal underwriter.

    There have been no transactions either to purchase or sell assets of the Company extraordinary to the normal business operations of the Company.

                             Part II


  Item 1.    Market Price and Dividends of the Registrant's
             Common Equity and Related Shareholder Matters
             -----------------------------------------------

  The Company's stock is not being traded on any public exchange and currently there is no public trading market for the shares.

  As stated earlier in the document, the Company is authorized to issue 50,000,000 shares of Common Stock, $.00001 par value per share. Of this, 9,401,400 shares are currently issued and outstanding. Each outstanding share of Common Stock is entitled to one vote, n person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders. Of the issued and outstanding shares 9,072,600 shares are subject to Rule 144.

  Item 2.       Legal Proceedings
               --------------------------
	There are no legal proceedings, pending or completed against the Company, its directors, executive officers, or of any business that any such person was a general partner or executive officer.

     None of the directors or executive officers has been convicted of any criminal offense (excluding traffic violations and other minor offenses) nor are any such proceedings pending in any court of competent jurisdiction.

     No executive officer or director has been the subject of any judgment or decree by any court of competent jurisdiction revoking, suspending or enjoining any such executive officer or director of the Company or otherwise limiting in any way the participation of such person in the total involvement of business, securities or banking activities.

     No executive officer or director has been found by any court of competent jurisdiction to have violated a federal securities or commodities law, including any such finding by the Commission or Commodity Futures Trading Commission.

Item 3.         CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON
                ACCOUNTING AND FINANCIAL DISCLOSURES.
        ----------------------------------------------------------
     The Company has and continues to employ
James E. Scheifley & Associates PC as its independent auditors.
Over the last two fiscal years this firm has provided these services. There have been no disagreements in with the accountants on accounting and financial disclosures.

            Audit Committee Report
          ---------------------------------------
     The Board of Directors in its entirety serves as the Audit
Committee for the Company. The Board of Directors has reviewed the audit and discussed its contents with the auditor.

     Based upon its review and discussion with its auditor, the Board of Directors has recommended that the audit be made a part of its annual 10 K report.

Item 4.     Sales of Unregistered Securities
          ------------------------------------

     On June 30, 1999 the Company sold 296,400, 143,300
common voting shares of this was for cash at a sales price of $ .50 per share, and 153,100 were issued for services rendered through a Private Placement relying upon an exemption provided by Rule 504 of Regulation D of the Securities and Exchange Act of 1933, as amended for limited offerings not exceeding $1,000,000.

     The aggregate offering was for 2,000,000 shares of common voting stock at a price of $.50 per share ($1,000,000.) in a best efforts offering. The Company concluded this Private Placement with the sale of 296,400 shares of which 143,300 were for cash. This resulted in an aggregate cash value of $71,650. Additionally, the Company sold 153,100 at a value of $.50 per share for services rendered.
The aggregate value of the shares for services was $76,550. The total aggregate offering value is $148,200.00

     The Company did not rely on securities brokers or promoters in this private placement. Shares were sold through the Company's authorized officers, directors and employees.

     All shares sold for cash or issued for services are common voting shares valued at $.50 per share:

Sold for Cash:

Name                        Date    No. of Shares
------------------------   ------   ------------------
James Albany Jr.          05/27/01     2,000
------------------------  ---------- -----------------
Jeffery Augustyniak       05/26/01     25,000
------------------------  ---------- -----------------
Laura Augustyniak         06/22/01      1,000
------------------------  ---------- -----------------
Mark Augustyniak          06/01/01      2,000
------------------------  ---------- -----------------
Cory Blazer               07/16/01      4,000
------------------------ ----------- ----------------
David Baron, Sr.          06/01/01      2,000
------------------------ ----------- ----------------
Scott Bennett             05/22/01        500
------------------------ ------------ ---------------

Sold for Cash:

Name                        Date    No. of Shares
------------------------   ------   ------------------
Steven Berecz             09/19/01      5,000
------------------------ ------------  -------------
Anna Bevilaqua            08/03/00       4,000
-----------------------  ------------  --------------
Louis Bevilaqua           08/03/00       8,000
                          01/19/01       4,000
----------------------- -------------  --------------
Keith Burrer              06/07/00       4,000
----------------------- -------------   -------------
Peter J. Chiaraimonte     10/11/01       2,000
----------------------- -------------   ------------
Diane M. Crawford         09/17/01       4,000
----------------------- -------------   ------------
Thomas Crawford           02/21/01       5,600
----------------------- -------------   ------------
Phyllis M. Dailey         11/07/01       4,000
----------------------- -------------   ------------
Robert W. Dailey          11/07/01       4,000
----------------------- -------------   ------------
Sean De Coster            05/22/01         500
----------------------  -------------  ------------
William Doyle             08/26/01      10,000
----------------------  -------------  ------------
Robert L. Dumnire         09/30/01      10,000
----------------------  -------------  ------------
Mathew Ewonatis           06/07/01       2,000
----------------------  ------------   -----------
Michael Federigos         05/22/01       1,000
----------------------  ------------   -----------
Robert Fishetti           06/01/01       2,000
---------------------   ------------   -----------
Jeffery Gates            05/15/01         8,000
--------------------  ---------------  ---------------
Budhir Gazaleh           10/23/01         2,000
--------------------  ---------------   --------------
Dave Hanna               07/30/01         4,000
-------------------   ---------------   --------------
Marvin L. Ivey &
Bette Ivey Family Trust  11/07/01         2,000
-------------------   ---------------   -------------
Patricia Johnson King    06/24/01         2,000
--------------------  ----------------  -------------
Douglas Jones            11/15/01         8,000
--------------------  ----------------  ------------
Steve Jones              06/01/01         4,000
--------------------  ----------------  ------------
Jack Kapanka             06/01/01         2,000
--------------------  ----------------  ------------
Anna Kelley              07/30/01        16,000
--------------------  ----------------  ------------
Christopher Kelly        07/30/01        16,000

Sold for Cash:

Name                     Date          No. of Shares
---------------------   ------       ------------------

Robert Kelley            09/15/00        15,000
--------------------   ---------------- ------------
James Krieger            07/11/01        10,000
--------------------  ----------------  ------------
Carl P. Kruse            10/30/01         3,500
------------------    ----------------  ------------
Gary Leone               06/24/01         2,000
------------------    ----------------  ------------
Louis Leone              06/24/01         2,000
------------------    ----------------  ------------
Michael Lipscome         06/22/01         3,000
-----------------     ----------------  ------------
Kim Mars                 05/22/01         4,000
-----------------     ----------------- -----------
Leonardo Mollings        07/16/01         5,000
                         07/23/01         5,000
-----------------     ----------------  -----------
Kathleen O'Brien         06/01/01         3,000
-----------------     ----------------  -----------
Daniel W. Panning        10/24/01         5,200
-----------------     ----------------  -----------
Kevin Riley              07/16/01         2,000
                         07/23/01         8,000
-----------------     ----------------  ------------
Robert Schiedman         06/01/01         2,000
                         07/23/01         2,000
-----------------     ----------------- ------------
James E. Skertic         10/02/01         4,000
-----------------     ------------------ -----------
Craig Steele             06/07/01         2,000
-----------------      ----------------  ----------

Common Voting Shares for Services valued at $.50 per share:

Provider           Number of Shares         Services       Date


Sayid and Associates LLP     100,000     Private Placement 6/1/99
                                         Legal Services

John De Lisa                    600      PR services    7/30/99
                                                        7/99-12/99

Jim Bailey                   20,000     Lease Broker
                                        Contract          8/20/99
                                        Agreement

Peter Isaacs                   800      Web Design        8/30/99




Common Voting Shares for Services valued at $.50 per share:

Provider           Number of Shares         Services       Date

Steve Parr                   2,400      Software           9/28/99
                                        Networking

Jim Grady	                 3,000   Lead Purchase         10/31/99

Lisa Gibbs	                 1,200    Artwork for
                                         Mailer            10/31/99

Armando Mizio	             500     Accounting
                                         Service             1/1/00

John DeLisa	                 1,200      PR Services       1/00-12/00
                                                             1/30/00

Craig Kroeger	           4,800      Printing             1/30/00

Tom Bolger	                 3,000      Consulting 1/30/00

Michele Driscoll	           1,000      Bookkeeping 1999    1/30/00

David Joseph	           1,700	    Telephone
                                        Installation         3/30/00

Bob Kelley	                 5,000	    Welding              5/30/00

Jeff Marriott	             500	    Consulting           6/30/00

David Sala                   1,000	    Consulting           7/30/00

Tom Fredericks	           2,000	    Purchase Leads      12/30/00

Armando Mizio	             500	    Accounting           1/1/01

John DeLisa                  1,200      Public Relations    1/30/01

Douglas Jeric	            2,200     Tax Consulting      7/30/01

Jennifer Zimmerman	         500     Web Design         1/15/01

Item 5.   Indemnification of Officers and Directors

     Section 145 of the Delaware General Corporation Law authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from any claim, action, or suit brought against any such person as a result of his relationship with the Company, provided that such acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Company in connection with acts or events on which such claim, action or suit is based. The finding of civil or criminal liability on part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are accordingly entitled to be indemnified. The foregoing statements are subject to detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

  Part F/S

INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
Capital Connections, Inc.

We have audited the balance sheet of Capital Connection, Inc.
as of June 30, 2001 and the related statements of income, changes in stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position Capital Connection, Inc. as of June 30, 2001 and the results of its operations and cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.

   /s/ James E. Scheifley & Associates, P.C.
----------------------------------------------
James E. Scheifley & Associates, P. C. Certified Public Accountants

Dillon, Colorado
October 3, 2001

                            Capital Connection, Inc.
                            Balance Sheet
                            June 30, 2001


 ASSETS                                       June 30, 2001
 ---------                                    ------------

Current Assets:
  Cash                                    $           7,288
  Prepaid expenses                                    5,000

Fixed assets, at cost net of accumulated
depreciation of $14,363                              22,252

Prepaid expenses - non-current                        4,583

Total assets                               $         39,123
                                              =================

             Liabilities and Stockholders' Equity

Current Liabilities
  Accounts payable trade                   $           1,208
  Advances from related parties                       63,739

  Total Current Liabilities                           64,947
                                                   ============

Commitments and contingencies

Stockholders' equity
  Common Stock $.0001 par value
  50,000,000 shares authorized,
9,232,000
  issued and outstanding                              923
  Additional paid in capital                          65,987
  Unpaid stock subscriptions                          -
  Retained Earnings                              (    89,567)

 Total stockholder's equity                      (    22,657)

 Total Liabilities and
         Stockholder Equity                $          42,290
                                               ===============

              See accompanying notes to financial statements

                             Capital Connection, Inc.
                             Income Statements
                             June 30, 2001

                                           Years Ended
                                        June 30      June 30
                                        2001         2000

Commission income                $      11,243     $  17,260

Operating expenses:
   Depreciation                          7,956          7,040
   Internet and website expenses           270          2,400
   Rent                                  7,780          3,000
   Payroll Expense                      21,402          9,440
   Telephone Expense                     6,417          3,806
   Administrative Expense                9,948         37,701

    Total Expense                        53,773          3,387

Net Income before Income Taxes       (   42,530)     (  46,127)
Provision for income taxes                    -             -

Net Income                           (   42,530)     (   46,127)
                                     ============     ===========
Basic and diluted (loss) per
common share                      $  (     0.00)   $(        0.01)
                                     ==========        ===========
Weighted average outstanding        9,178,133        9,131,508



  See accompanying notes to financial statements.

                                Capital Connection, Inc.
                                Statements of Cash Flows
                                June 30, 2001

                                                  Year Ended
                                               June 30       June 30
                                               2001          2000
Net Income (Loss)                            $(    45,530)  $(   46,127)
  Adjustments to reconcile net income
  to net cash provided by operations:
  Common stock issued for services                  2,350        22,850
  Expenses paid by related party                   13,310        15,429
  Depreciation expense                              7,956         7,040
Change in Assets and Liabilities
  (Increase) in prepaid expenses                 (  9,583)            -
  Increase in accounts payable                        198         1,010

Total adjustments                                  14,231        46,329

Net cash provided by (used in)
operating activities                             ( 28,299)          202

Cash provided by investing activities
Purchase of fixed assets                          (  5,213)      (   202)

Net cash provided by investing activities         (  5,213)      (   202)

Cash provided by financing activities
 Sale of Common Stock for cash                      40,800               -

         -

Increase (decrease in cash                            7,288              -
Cash and cash equivalents,
beginning of period                                       -              -
Cash and cash equivalents,
end of period                                    $    7,288       $      -


See accompanying notes to financial statements

                            Capital Connection, Inc.
                            Statements of Cash Flows
                            June 30, 2001


                                                  Year Ended
                                                June 30   June 30
                                                2001      2000

Supplemental cash flow information
  Cash paid for interest                   $       -    $     -
  Cash paid for income taxes               $       -    $     -

Non cash investing and financing activities
  Contribution of fixed assets by
  a related party                          $        -    $ 35,000



      See accompanying notes to financial statements.

                            Capital Connection, Inc.
                            Statements of Changes in
                            Stockholder Equity
                            June 30, 2001

                                          Additional
Activity               Common   Stock     Paid-In    Retained    Total
                       Shares   Amount    Capital    Earnings

BL June 30, 1999      9,100,00 $  910  $       -   $ (  910)   $     -
Shares issued for
services                45,700      5     22,845         -      22,850

Net loss for year
ended June 30, 2000          -      -          -     (46,127)   (46,127)

Balance June 30,2000  9,145,700    915     22,845    (47,037)   (23,277)

Shares issued for
cash                     81,600      8      40,792        -      40,800
Shares issued for
services                  4,700      -       2,350        -       2,350
Net income for year
ended June 30, 2001         -        -          -    (42,530)   (42,530)

Balance June 30,2001   9,232,000  $ 923  $  68,987  $( 89,567)  (22,657)


See accompanying notes to financial statements.

                              Capital Connection, Inc.
                            Notes to Financial Statements
                            June 30, 2001



INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
Capital Connection, Inc.


We have audited the balance sheet Capital Connection, Inc. .
as of June 30, 2001 and the related statements of income, changes in stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position Capital Connection, Inc. as of June 30, 2001 and the results of its operations and cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.


                   	    James E. Scheifley & Associates, P.C.
                          Certified Public Accountants

Dillon, Colorado
October 3, 2001

Capital Connection, Inc.
Notes to Financial Statements
June 30, 2001


Note 1. Organization and Summary of Significant Accounting Policies.

The Company was incorporated in Delaware on May 21, 1999.
The Company is engaged in the business of leasing of capital assets. The Company acts as a broker between the lessee and lessor.
The Company has chosen June 30th as the end of its fiscal year.


     Revenue recognition:
The Company records revenue when lease transactions between lessee and lessor are consummated. The Company's obligations related to the lease transactions in which it participates are limited to brokerage services only and the Company believes that it's commission income is fully earned at the closing of the lease transaction.


     Loss per share:
Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted
EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period. Loss per share is unchanged on a diluted basis since the Company has no potentially dilutive securities outstanding.

      Cash:
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


	Fixed Assets:
The Company's fixed assets consist of office furniture and equipment and website development costs. The Company depreciates its equipment utilizing the straight-line method over a period of five years. Website development costs are depreciated over a three year period.

     Estimates:
The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates

The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments

     Stock-based Compensation
The Company adopted Statement of Financial Accounting
Standard No. 123 (FAS 123), Accounting for Stock-Based Compensation beginning at its inception. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. The Company did not pay any stock based compensation during any period presented.

     Website Development Costs
The Company follows the guidelines set forth in Financial
Accounting Standards Board EITF Issue No. 00-2 "Accounting for
Website Development Costs". During the years ended June 30, 2001 and 2000 the Company charged to expense costs related to planning and development of a website amounting to $270 and $2,400 respectively.
 Payments to an independent contractor for direct costs attributed to building the website ($3,800 during the year ended June 30, 2001) were capitalized and are being depreciated over a three year period.


Effect of Acounting Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions that would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement and therefore the reported net loss is equivalent to comprehensive net loss.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.

Effective in 1998, the Company adopted SOP 98-1 at its inception, however the Company has not incurred costs to date which would require evaluation in accordance with the SOP.


Effective December 31, 1998, the Company adopted SFAS No. 131,
Disclosures about Segments of an Enterprise and Related Information
("SFAS 131") at its inception. SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

The adoption of SFAS 131 did not affect results of operations or financial position. To date, the Company has operated in one business activity.

Effective December 31, 1998, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits ("SFAS 132") at its inception. SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations or financial position.

The Company has not initiated benefit plans to date that would require disclosure under the statement.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.
The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.

During 1998, the American Institute of Certified Public
Accountants issued Statement of Position 98-5 - Reporting on the Costs of Start-Up Activities. The statement is effective for fiscal years beginning after December 15, 1998 and requires that the cost of start-up activities, including organization costs be expensed as incurred. The Company adopted the statement during 1999, however such adoption had no impact upon the financial statements.

Note 2.  Stockholders' Equity.

At inception, the Company issued 9,000,000 shares of its common stock to its founders for services valued at $.0001 per share. During the year ended June 30, 2001, the Company sold an aggregate of 81,600 shares of its common stock for cash at $.50 per share and issued 4,700 shares of common stock to consultants at a fair value of $.50 per share. The fair value was based upon the price paid per share by the Company's cash investors.

During the year ended June 30, 2000, the Company issued
45,700 shares of its common stock to consultants at a fair value of $.50 per share. The fair value was based upon the planned offering price of shares to be sold to cash investors.

Note 3. Related Party Transactions.

The officers and directors of the Company are involved in other business activities and may become involved in other business activities in the future. Such business activities may conflict with the activities of the Company. The Company has not formulated a policy for the resolution of any such conflicts that may arise. No officer of the Company received compensation for services provided to the Company. The officers provided minimal services to the Company during the years ended June 30, 2001 and 2000 and do not expect to receive future compensation for services provided to date.

During the year ended June 30, 2000, certain officers of the Company contributed office and computer equipment to the Company having a fair value of $35,000 and the Company has recorded a liability to the officers in that amount. No interest or fixed repayment terms are associated with the liability.

During the years ended June 30, 2001 and 2000, an officer of the Company paid expenses in behalf of the Company amounting to $13,310 and $15,429, respectively. The balance due to the officer at June 30, 2001 for the expenses amounted to $28,739.


Note 4. Income Taxes

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The Company had no significant deferred tax items arise during the period presented.

The Company has not provided for income taxes during the years ended June 30, 2001 and 2000 as a result of operating losses.
At June 30, 2001, the Company had an operating loss carryforward of approximately $89,000 that may be utilized in future years. The loss carryforward, if unused, will expire $1,000 in 2019, $46,000 in 2020 and 42,000 in 2021.

The Company has fully reserved the deferred tax asset that would arise from the loss carryforward since the Company believes that it is more likely than not that future income from operations will not be available to utilize the deferred tax asset. The deferred tax asset and the related reserve are as follows:

Deferred tax asset
 Tax benefit of net operating loss        $ 30,000
 Less valuation allowance                  (30,000)
                                           -------
Net deferred tax asset                    $     -

During the year ended June 30, 2001 the valuation allowance for deferred tax assets increased by approximately $14,000.

 Interim Unaudited Financials

Capital Connection, Inc.
Balance Sheet
September 30, 2001
    (unaudited)

                Assets
             ---------------

Current Assets:

     Cash                                  $       2,246
     Prepaid Expenses                             20,000
                                           -----------------
         Total Current Assets                     22,426

Fixed Assets, at cost net of accumulated
depreciation of $16,193                           20,422

Deposits                                           4,583
                                           -------------------
Total Assets                                $      47,431
                                           ===================

Liabilities and Stockholders' Equity
---------------------------------------

Current Liabilities:
   Advances from related parties           $      63,739

     Total Current liabilities                    47,431

Common stock, $.0001 par value,
50,000,000 shares authorized, 9,344,000
shares issued and outstanding                        934
Additional paid in capital                       121,976
Unpaid stock subscriptions                             -
Retained Earnings                            (   139,218)
                                             (    16,308)
                                           $      47,431
                                           =================


See accompanying notes to financial statements.

Capital Connection, Inc.
Income Statements
Three Months Ended September 30, 2001 and 2000
   (unaudited)

                                       Three Months Ended
                                        September 30,
                                       2001           2000

Commission Income             $         10,500   $    9,623

Operating Expenses:
  Depreciation                           1,830        1,760
  Internet and website expenses          4,070        3,800
  Rent                                   7,780        1,855
  Payroll expense                       21,402       13,727
  Telephone Expense                      6,417        1,590
  Administrative Expenses               15,485        4,325

                                        56,984       27,057

Net income before income taxes   (      46,484)    ( 17,434)
 Provision for income taxes                  -            -

Net Income                       (      46,484)    (  17,434)


Per Share Information         $  (       0.00)   $ (     0.00)


Weighted average shares outstanding  9,327,667      9,157,033


See notes to accompanying financial statements

Capital Connection Inc
Statements of Cash Flows
Three Months Ended September 30, 2001 and 2000
(unaudited)

                                                Three Months Ended
                                        September 30,    September 30,
                                                2001             2000


Net Income (loss)                        $   (    46,484)   $ (   17,434)
  Adjustments to reconcile net income to net
  cash provided by operating activities:
  Common Stock issued for services                    -              750
  Depreciation Expense                             1,830           1,760
Change in assets and liabilities
  (Increase) in prepaid expenses              (    15,000)             -
  Increase (decrease) in accounts             (     1,208)           352

  Total Adjustments                           (    14,378)         2,862

Net cash provided by (used in)
operating activities                          (    60,862)       ( 14,572)

Cash provided by financing activities
  Advances from a related party                         -           4,400
  Sale of common stock for cash                    56,000          11,500

  Net cash provided by financing
 activities                                        56,000          15,900

Increase (decrease) in cash                      (   4,862)         1,328
  Cash and cash equivalents
  beginning of period                                7,288               -

Cash and cash equivalents
end of period                              $         2,246      $    1,328






See accompanying notes to financial statements

Capital Connection, Inc.
Notes to Unaudited Financial Statements
September 30, 2001

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended June 30, 2001, included elsewhere herein. Basic loss per share was computed using the weighted average number of common shares outstanding. During the three months ended September 30, 2001, the Company sold an aggregate of 112,000 shares of its common stock for cash at $.50 per share.

Subsequent to September 30, 2001, the Company sold an additional 54,700 shares of its common stock for cash at $.50 per share.

Capital Connections, Inc.
Balance Sheet
March 31, 2002
(Unaudited)

                                           March 31, 2002
Assets:

Current Assets:
     Cash                                 $    20,448
     Prepaid expenses                          25,000
         Total Current Assets                  45,448

Fixed Assets, at cost net of
Cumulated depreciation of $19,943              34,150

Deposits                                        4,583

Total assets                               $   84,181

Liabilities and Stockholders' Equity

Current Liabilities:
     Advances from related parties         $  129,902
        Total Current Liabilities             129,902

Stockholders' Equity:

Common stock, $0.0001 par value
50,000,000 shares authorized,
9,402,683 shares issued and
outstanding                                        940

Additional paid-in capital                      151,311
Retained earnings                         (     197,972)
Shareholder Equity                        (      45,721)

Total Liabilities and
Shareholder equity                         $     84,181



See accompanying notes to financial statements

Capital Connections, Inc.
Cash Flows
Nine Months Ended March 31, 2002 and 2001
(Unaudited)
                                       Nine Months Ended
                            March 31   2002         2001


Net Income (Loss)               $ (  108,405)    $  ( 30,153)
 Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:

Common stock issued for services            0               0
Depreciation Expense                    6,530           5,080

Change in assets and liabilities:
  (Increase) in pre-paid expenses    ( 20,000)              0
     Increase (decrease) in accounts
     payable                         (  1,208)             352

     Total adjustments               ( 14,678)           5,432

Net cash provided by (used in)
operating activities                 ( 123,083)       (  24,721)

Cash provided by (used in)
Investing activities                 (  15,261)        (   4,002)
Net (used in) investing activities   (  15,261)        (   4,002)

Cash provided by financing
Activities:
     Advances from related parties     66,163            12,423
     Sale of common stock for cash     85,341            16,300
     Net cash provided by financing
     activities                       151,504            28,723

Increase (decrease in cash)            13,160                0

Cash and cash equivalents,
Beginning of period                     7,288                0
Cash and cash equivalents,
End of period                          20,448                0


See accompanying notes to financial statements.

Capital Connections, Inc.
Income Statements
Nine Months Ended March 31, 2000 and 2001
(Unaudited)

                                          Nine Months Ended
                                     March 31, 2002        2001

Commission income	                        $  53,949 $    11,770

Operating Expense:
    Depreciation expense                      6,530       5,280
    Outside services                          9,204       1,615
    Rent                                      7,888       7,030
    Payroll Expense                          79,835      17,127
    Telephone Expense                         9,511       5,015
    Administrative Expense                   49,386       5,856

         Total                              162,354        41,922

Net income before income taxes            ( 108,405)      ( 30,153)
  Provision for income taxes                      0              0

Net Income                                ( 108,405)      ( 30,153)


Per share information

Basic and diluted (loss) per
Common share                          $  (    0.01)      $   (0.00)

Weighted average shares outstanding       9,373,675     9,169,511

See accompanying notes to financial statements.

Capital Connection, Inc.
Notes to Unaudited Financial Statements
March 31, 2002

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended
June 30, 2001, included elsewhere herein.

Basic loss per share was computed using the weighted average number of common shares outstanding.

During the nine months ended March 31, 2002, the Company sold an aggregate of 170,683 shares of its common stock for cash at $.50 per share.

                               Capital Connections, Inc.


                                    PART III
                                   Index of Exhibits



EX-3(i)  Articles of Incorporation Capital Connections
EX-3(ii) By-Laws
Ex-10    Material Contracts - Sub-Brokerage Agreement with Capital Leasing

EX-99     Private Placement Memorandum
EX-99	    Subscription Agreements

                                       Signatures


Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: April 26, 2002               /s/ Edward Gibbs
                                  -------------------------
                                  Edward Gibbs, President